CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------


We hereby consent to the use in the Statement of Additional Information constituting part of this Pre-Effective Amendment No. 1 to the registration statement on Form N-1A (the "Registration Statement") of our report dated May 21, 1998, relating to the financial statement of The UC Investment Fund of the UC Investment Trust, which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement. We also consent to the references to us under the headings "Auditors" and "Statement of Assets and Liabilities" in such Statement of Additional Information.


/s/ Price Waterhouse LLP
Price Waterhouse LLP
Cincinnati, Ohio
May 26, 1998